Part II
Item 6. (continued)


                                  EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------
                    and preferred stock dividend requirements
                    -----------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)


                                                             Six Months Ended
                                                               June 30, 1998

Net income                                                      $    37,558
                                                                -----------

Fixed charges:
      Advisory fees                                                     125
                                                                -----------
Total fixed charges                                                     125
                                                                -----------
Earnings before fixed charges                                   $    37,683
                                                                ===========

Fixed charges, as above                                         $       125

Preferred stock dividend requirements                                22,275
                                                                -----------
Fixed charges including preferred stock dividends               $    22,400
                                                                ===========

Ratio of earnings to fixed charges and
      preferred stock dividend requirements                            1.68
                                                                ===========

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